As filed with the Securities and Exchange Commission on August 11, 1997
                                                     Registration No. _________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 SLH CORPORATION
             (Exact name of registrant as specified in its charter)
               KANSAS                               43-1764632
    (State or other jurisdiction                 (I.R.S. Employer
  of incorporation or organization)           Identification Number)
          5000 West 95th Street, Suite 260, Overland Park, Kansas 66207
                                 (913) 652-1000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 SLH CORPORATION
                            1997 STOCK INCENTIVE PLAN

                              John H. Calvert, Esq.
                               Lathrop & Gage L.C.
                        2345 Grand Boulevard, Suite 2800
                           Kansas City, Missouri 64108
                                 (816) 460-5807
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                 James R. Seward
                      President and Chief Executive Officer
                                 SLH Corporation
                        5000 West 95th Street, Suite 260
                           Overland Park, Kansas 66207
                                 (913) 652-1000

                         CALCULATION OF REGISTRATION FEE
                                                                       Proposed
                                                       Proposed         Maximum
                                                        Maximum        Aggregate
          Title of Each Class of      Amount to be   Offering Price    Offering      Amount of
        Securities to be Registered   Registered(1)   Per Unit(2)      Price(2)  Registration Fee
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value............780,000        $34.50       $26,910,000     $8,155

     (1) Plus such additional amount which may result from plan adjustments, stock splits, stock dividends or similar transactions with respect to undistributed shares.
     (2) Pursuant to Rule 457(c) and (h), and solely for purposes of calculating the registration fee, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock of the Registrant as reported by NASDAQ on August 5, 1997.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The information required by Part I is not being filed with the Commission in accordance with the Note to Part I of Form S-8 and Rule 428.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference

         This Registration Statement covers the offering of Common Stock of SLH Corporation (the "Company" or "Registrant") under the SLH Corporation 1997 Stock Incentive Plan. The Company hereby incorporates by reference the following documents:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996 ;

     2. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to above;

     3. The description of the Company's Common Stock contained in its Registration Statement on Form 10 dated December 21, 1996, as amended by Amendment No. 1 on Form 10/A, dated February 4, 1997 and Amendment No. 2 on Form 10/A, dated February 12, 1997; and

     4. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel

         Not Applicable.

Item 6.  Indemnification of Directors and Officers

         Limitation of Liability of Directors.

         The Articles of Incorporation provide that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders,
(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 17-6424 of the KGCC, which concerns unlawful payments of dividends, stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

         While the Articles of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Articles of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Articles of Incorporation described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

Indemnification of Directors and Officers.

         The Articles of Incorporation provides that each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Company, in accordance with the Bylaws, to the fullest extent permitted from time to time by the KGCC, as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. The Company may, by action of the Company Board, provide indemnification to employees and agents of the Company, and to persons serving as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Company, with the same scope and effect as the foregoing indemnification of directors and officers. The Company may be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Company Board or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Articles of Incorporation or otherwise by the Company. In addition, the Company may enter into one or more agreements with any person providing for indemnification greater or different than that provided in the Articles of Incorporation.

          The Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, will be indemnified and held harmless by the Company to the fullest extent authorized by the KGCC as the same exists or may in the future be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and administrators; provided, however, except as described in the second following paragraph with respect to Proceedings to enforce rights to indemnification, the Company will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Company Board.

         Pursuant to the Bylaws, to obtain indemnification, a claimant is to submit to the Company a written request for indemnification. Upon such written request by a claimant, a determination, if required by applicable law, with respect to the claimant's entitlement to indemnification will be made, if requested by the claimant, by independent legal counsel, or if the claimant does not so request, by the Company Board by a majority vote of the disinterested directors even though less than a quorum or, if there are no disinterested directors or the disinterested directors so direct, by independent legal counsel in a written opinion to the Company Board, or if the disinterested directors so direct, by the stockholders of the Company. In the event the determination of entitlement to indemnification is to be made by independent legal counsel at the request of the claimant, the independent legal counsel will be selected by the Company Board unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a Change of Control, in which case the independent legal counsel will be selected by the claimant unless the claimant requests that such selection be made by the Company Board.

          Pursuant to the Bylaws, if a claim described in the preceding paragraph is not paid in full by the Company within thirty days after a written claim pursuant to the preceding paragraph has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The Bylaws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standard of conduct which makes it permissible under the KGCC for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including the disinterested directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the KGCC, nor an actual determination by the Company (including the disinterested directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. However, the Company will be bound by a determination pursuant to the procedures set forth in the Bylaws that the claimant is entitled to indemnification in any suit brought by a claimant pursuant to the Bylaws.

         The Bylaws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Bylaws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Articles of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws permit the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the KGCC. The Company intends to obtain directors' and officers' liability insurance providing coverage to its directors and officers. In addition, the Bylaws authorize the Company, to the extent authorized from time to time by the Company Board, to grant rights to indemnification and rights to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the Company to the fullest extent of the provisions of the Bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Company.

         The Bylaws provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition, except that if the KGCC requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, will be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

Item 7.  Exemptions from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits

     (a)  Exhibits  are  listed  on  the  Exhibit  Index  to  this  Registration
Statement.

     (b) Not Applicable. The Plan is not qualified under Section 401 of the Internal Revenue Code.

Item 9.  Undertakings

         (a)       The Registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)     To include any prospectus required by
         Section 10 (a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii)  To  include  any  material   information  with
         respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on this 8th day of August, 1997.

                                           SLH CORPORATION
                                             s/James R. Seward
                                        By _______________________________
                                            James R. Seward
                                            President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James R. Seward, P. Anthony Jacobs and Steven K. Fitzwater and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities & Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities indicated on the dates indicated.

                Name                               Title                                        Date
  S/James R. Seward
___________________________                  President (Principal
        James R. Seward                      Executive Officer) and Director              August 8, 1997
  s/P. Anthony Jacobs
___________________________                  Chairman of the Board and
        P. Anthony Jacobs                    Director                                     August 8, 1997
  s/Steven K. Fitzwater
___________________________                  Vice President, Chief Accounting and
        Steven K. Fitzwater                  Financial Officer, Treasurer,
                                             Secretary  and Director
  s/Lan C. Bentsen                           (Principal Financial and Accounting Officer) August 8, 1997
___________________________
        Lan C. Bentsen                       Director                                     August 8, 1997
  s/W. D. Grant
___________________________                  Director
        W. D. Grant                                                                       August 8, 1997

___________________________                  Director
        W. T. Grant II                                                                    August __, 1997

___________________________                  Director
        Michael E. Herman.                                                                August __, 1997

___________________________                  Director
        David W. Kemper                                                                   August __, 1997

                                  EXHIBIT INDEX



      Exhibit
       Number                                        Description

          4(a) Copy of SLH Corporation 1997 Stock Incentive Plan (incorporated by reference to Exhibit 10(c) to the Company's Form 10/A dated February 12, 1997).

          5 Opinion of Lathrop & Gage L.C. concerning the legality of the securities being registered.

          23(a)Consent  of Lathrop & Gage L.C.  (incorporated  by  reference  to
               Exhibit 5).

          23(b) Consent of KPMG Peat Marwick LLP.